Exhibit 99.(p)(1)

American Beacon Advisors, Inc.

American Beacon Funds

AMERICAN BEACON SELECT FUNDS

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

RESOLUTE INVESTMENT DISTRIBUTORS, INC.

CODE OF ETHICS

Dated: April 7, 2022

TABLE OF CONTENTS

Section A: Definitions	2
Section B: Statement of General Principles	4
Section C: Restrictions on Personal Securities Transactions	5
1. Purchases and Sales of a Security	5
2. Exceptions	5
3. Undue Influence	6
4. Initial Public Offerings	6
5. Private Placements	6
6. Short-Term Trading	7
7. Frequent Trading	7
8. Seven Day Blackout	7
9. Portfolio Securities	7
10. Insider Information, Market Manipulation and Other Prohibited Transactions	7
Section D: Procedures Related to Personal Securities Transactions by Access Persons	8
1. New Accounts	8
2. Pre-clearance	8
3. Reporting by Access Persons	10
4. Notification of Reporting Obligation	11
5. Disclaimer of Beneficial Ownership	12
Section E: Procedures Related to Personal Securities Transactions by Trustees	12
1. Reporting by Trustees	12
2. Disclaimer of Beneficial Ownership	12
Section F: Other Potential Conflicts of Interest	12
1. Gifts	12
2. Entertainment	13
3. Political Contributions and Activities	14
4. Service as a Director	15
Section G: Violations and Sanctions	16
1. Review for Violations	16
2. Reporting of Violations	16
3. Sanctions	16
Section H: Delivery and Certification of the Code	17
1. Delivery of Code to Access Persons and Trustees	17
2. Certification of Compliance with Code	17

For Defined Terms, follow this link to: Section A. Definitions

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A.       Definitions When used in this Code, the following terms shall have the meanings set forth below:

“Access Person” means:

1.	Any officer or employee of the Advisor or the Beacon Funds, except an officer or employee that the Chief Compliance Officer deems not to meet the definition of “access person” under Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act.[1]
2.	Any officer or employee of the Advisor’s affiliates who is leased by the Advisor to perform responsibilities related to the Advisory Accounts and Beacon Funds.
3.	Any officer, director or Associated Person of the Affiliated Underwriter. A third-party service provider who is an Associated Person but who does not have access to any non-public information regarding the Advisor’s securities recommendations, client purchase and sale activity or client portfolio holdings is not an Access Person for purposes of this Code.
4.	The Chief Compliance Officer may determine that a contract worker providing services to the Advisor, Beacon Funds or Affiliated Underwriter is an Access Person depending on the nature of his or her work.

Each person receiving this Code from the Advisor or Affiliated Underwriter is deemed an Access Person.

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Advisor” means American Beacon Advisors, Inc.

“Advisory Account” means any account with respect to which the Advisor provides investment advisory services pursuant to a contract.

“Affiliated Funds” means each registered fund that is managed by an investment adviser that is under common control with the Advisor and each registered fund for which the Affiliated Underwriter is the principal underwriter. A list of Affiliated Funds is available on the Advisor’s compliance reporting system.

“Affiliated Underwriter” means Resolute Investment Distributors, Inc., a limited purpose broker-dealer acting as principal underwriter of the Beacon Funds.

“ARK ETFs” means each exchange-traded fund sponsored and managed by ARK Investment Management LLC.

“Associated Person” means each registered representative of the Affiliated Underwriter and any person who has access to the Affiliated Underwriter’s records and/or assets.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) of Securities or Beacon Funds are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan and systematic payroll contributions to (or distributions from) a retirement plan account, as well as automatic rebalancing plans.

1 The Advisor’s directors and the Funds’ Trustees, who are not employees of the Advisor, are not currently deemed to be Access Persons, because they are not provided with access to any non-public information regarding the Advisor’s securities recommendations, client purchase and sale activity or client portfolio holdings nor are they involved in making securities recommendations.

For Defined Terms, follow this link to: Section A. Definitions

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“Beacon Funds” means each of the series of the American Beacon Funds, American Beacon Select Funds, and American Beacon Institutional Funds Trust.

“Beneficial Ownership” shall be interpreted in a manner consistent with Rule 16a-1(a)(2) under the Exchange Act. In general, this provision specifies that, to have Beneficial Ownership, a person must have the opportunity to profit directly or indirectly from a transaction in securities. Thus, an Access Person may be deemed to have Beneficial Ownership over securities held in accounts registered in the name of members of his or her immediate family sharing the same household (i.e., a spouse, children, parents and other relatives), or by certain partnerships, trusts, corporations or other arrangements. For example, Access Persons would likely be deemed to have Beneficial Ownership of securities held in the following accounts: spousal retirement plan accounts (e.g., 401(k) and 403(b) plan accounts), accounts registered to a trust for which the Access Person serves as trustee, and accounts registered to a partnership for which the Access Person or the Access Person’s spouse serves as general partner.

“Broad-Based Index” means an index that is comprised of Securities or other instruments, such as commodities or currencies, and that the Advisor deems to be widely used or recognized. The Advisor shall publish the list of Broad-Based Indices in effect at any given time on its compliance reporting system.

“Chief Compliance Officer” means the person designated by the Advisor as the Advisor’s chief compliance officer and by the Trustees as the Beacon Funds’ chief compliance officer, as well as his or her designee.

“Code” means this Code of Ethics.

“Discretionary Account” means an account in which an Access Person has Beneficial Ownership over Securities, Beacon Funds or Affiliated Funds and that is managed on a fully discretionary basis by a third-party investment professional. To qualify as a Discretionary Account, the Access Person must have no direct or indirect influence or control over the account.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempt Security” means:

1.	direct obligations of the Government of the United States;
2.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
3.	shares of open-end investment companies except for exchange-traded funds, the Beacon Funds and Affiliated Funds, which are subject to various provisions of the Code as noted herein.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Personnel” includes Access Persons who act as Portfolio Managers, analysts and traders for Advisory Accounts or the Beacon Funds.

For Defined Terms, follow this link to: Section A. Definitions

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“Portfolio Manager” means an Access Person with responsibility and authority to make investment decisions directly affecting an Advisory Account or the Beacon Funds, including the authority to select and allocate assets among investment sub-advisors.

“Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act. Private equity funds and hedge funds are examples of Private Placements.

“Purchase or sale of a Security” includes, among other transactions, the writing of an option to purchase or sell a non-Exempt Security.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.2

“Trustee” means any trustee of the Beacon Funds who is not an officer or employee of the Beacon Funds and who does not meet the definition of “access person” under Rule 204A-1 of the Advisers Act for any investment sub-advisor to the Beacon Funds.

Access Persons and Trustees should contact the Chief Compliance Officer regarding any questions they have concerning or interpreting any of the above definitions.

B.       Statement of General Principles

All directors, officers and employees of the Advisor and Affiliated Underwriter, regardless of whether they are deemed to be Access Persons, owe a fiduciary duty to place the interests of the Advisory Accounts and shareholders of the Beacon Funds above their own. This includes the responsibility to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions on behalf of Advisory Accounts and the Beacon Funds. Access Persons must execute their personal securities transactions in accordance with the policies and restrictions set forth in this Code. Trustees owe a fiduciary duty to place the interests of the shareholders of the Beacon Funds above their own. Doubtful situations should be resolved in favor of the Advisory Account or the Beacon Funds, as applicable.

Access Persons, Trustees, and the Advisor’s directors should not take unfair advantage of their relationship to the Advisor and the Beacon Funds. This would include solicitation of gifts or special treatment from parties that do business, or propose to do business, with or on behalf of the Advisor and/or the Beacon Funds.

2 Direct investments in currencies and virtual currencies (i.e., cryptocurrencies) are not considered Securities for purposes of the Code.

For Defined Terms, follow this link to: Section A. Definitions

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The Advisor and Affiliated Underwriter are part of a group of affiliated companies. Any Access Persons performing services on behalf of an affiliate may be required by such affiliate to comply with its policies and procedures regarding those services. For example, Associated Persons must comply with the Affiliated Underwriter’s written supervisory procedures, and certain Access Persons must comply with the codes of ethics of affiliated investment advisers. Whether covered by these other policies or not, any Access Person could receive non-public information regarding the affiliates or their clients. Access Persons must treat any such non-public information as confidential and may not use such information to their personal benefit. If it is unclear whether information is public or not, please consult with the Chief Compliance Officer.

Technical compliance with the Code’s procedures will not automatically exempt from scrutiny any Access Person’s or Trustee’s actions that may indicate a perceived abuse of fiduciary duties. All directors, officers and employees of the Advisor and Affiliated Underwriter, regardless of whether they are deemed to be Access Persons, are required to comply with all applicable federal securities laws.

C.       Restrictions on Personal Securities Transactions

1.	Purchases and Sales of a Security. No Access Person shall purchase or sell, directly or indirectly:

a.       any Security that, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by an Advisory Account or the Beacon Funds;

b.       any Security that, to his or her actual knowledge at the time of such purchase or sale, the Advisor or any investment sub-advisor employed by the Advisor is actively considering for purchase or sale by an Advisory Account or the Beacon Funds; or

c.       any convertible security, option, warrant or any Security of a different class of any issuer whose underlying or other class of Securities are, to his or her actual knowledge at the time of such purchase or sale, being actively considered or are currently being purchased or sold by an Advisory Account or the Beacon Funds.

These prohibitions shall apply whether the transactions for an Access Person and an Advisory Account or Beacon Fund are in the same direction (e.g., an Access Person and an Advisory Account are both purchasing a Security) or the opposite direction (e.g., an Access Person is purchasing and an Advisory Account is selling the same Security). These prohibitions apply until the day after the day on which the Advisor or the investment sub-advisor determines not to enter into or completes the purchase or sale.

2.       Exceptions. The following transactions shall not be considered to violate Section C.1. above:

a.       purchases or sales of Securities over which the Access Person has no direct or indirect influence, control or prior knowledge;

b.       purchases or sales of Securities pursuant to an Automatic Investment Plan;

For Defined Terms, follow this link to: Section A. Definitions

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c.       purchases or sales of Securities for which the Access Person receives approval pursuant to the Pre-Clearance procedures in Section D.2.;

d.       purchases of Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities (or certain other corporate actions as approved by the Chief Compliance Officer) to the extent such rights were acquired from that issuer, as well as sales of such rights so acquired;

e.       trading in exchange-traded funds or Broad-Based Index derivatives;

f.       acquisitions of partnership interests in a private equity fund-of-funds for which the Advisor serves as investment manager; or

g.       purchases or sales of a Beacon Fund.

3.       Undue Influence. No Access Person who owns a particular Security shall attempt to cause an Advisory Account or the Beacon Funds to purchase, sell or hold the same Security in a manner calculated to create a personal benefit to the Access Person. An Access Person who participates in an investment decision on behalf of an Advisory Account or the Beacon Funds concerning a particular Security, that could create a material benefit to the Access Person, should disclose to those persons with authority to make investment decisions, or to the Chief Compliance Officer, the nature of his/her interest in that Security.

4.       Initial Public Offerings. No Investment Personnel may acquire any Securities in an Initial Public Offering. Any other Access Person seeking to acquire a Security in an Initial Public Offering must seek pre-clearance under Section D.2.

5.       Private Placements. Prior approval from the Chief Compliance Officer is required for any acquisition by an Access Person of Securities in a Private Placement, including private funds sponsored by the Advisor’s affiliates. Such approval is required even if the Access Person is eligible for an exemption from pre-clearance under Section D.2. The Chief Compliance Officer should take into account whether the investment opportunity should be reserved for Advisory Accounts or the Beacon Funds, and whether the opportunity is being offered to the individual by virtue of his or her position with the Advisor. Investment Personnel who have been authorized to acquire securities in a Private Placement are required to disclose these investments when they play a part in the Advisor’s subsequent consideration of an investment in the issuer on behalf of an Advisory Account or the Beacon Funds. In such circumstances, the decision to make the investment on behalf of an Advisory Account or the Beacon Funds should be subject to an independent review by a Portfolio Manager with no personal interest in the issuer.

If the Advisor manages Private Placement investments in the future, the Advisor’s senior management shall determine those Access Persons who are qualified for investment, which shall meet the requirement for prior approval under this Code and the Advisers Act and the Investment Company Act.

For Defined Terms, follow this link to: Section A. Definitions

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6.       Short-Term Trading. No Investment Personnel may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty calendar days. This restriction shall not apply to Exempt Securities, exchange-traded funds, or Broad-Based Index derivatives, except that the ARK ETFs are subject to the minimum 90-day holding period explained in the following section titled Frequent Trading.

Investment Personnel may request individual exceptions from the Short-Term Trading prohibition, and the Chief Compliance Officer may permit exceptions when it is deemed that short-term profit-taking by Investment Personnel would not create a conflict with the interests of any Advisory Account or the Beacon Funds. Any trades made in violation of this prohibition should be reversed, or if that is not feasible, all profits resulting from the trading should be disgorged to a charitable organization designated by an executive officer of the Advisor; provided, however, that an executive officer of the Advisor may waive disgorgement of profits if it is determined that trading in violation of this prohibition was inadvertent and did not otherwise result in a conflict with an Advisory Account or the Beacon Funds.

7.       Frequent Trading. No Access Person may engage in trading activity in the Beacon Funds or ARK ETFs considered by the Advisor to be excessive. Each Access Person must hold shares of a Beacon Fund or ARK ETF for at least 90 days from the date of purchase. The minimum holding period is measured over a rolling-90-day period, and shares are accounted for on a first-in first-out basis. In addition, Access Persons must comply with each Beacon Fund’s applicable frequent trading and market timing policy as disclosed in the current Prospectus. Employee-directed exchanges executed in the Advisor’s 401(k) plan will be considered as trades for purposes of this policy, but trades pursuant to an Automatic Investment Plan and trades in the money market Beacon Fund will be excluded.

8.       Seven Day Blackout. No Portfolio Manager may purchase or sell a Security (or a derivative thereof) within seven calendar days of his/her purchase or sale of the same (or equivalent) Security on behalf of an Advisory Account or Beacon Fund managed by that Portfolio Manager. This restriction shall not apply to Exempt Securities, exchange-traded funds, or Broad-Based Index derivatives.

9.       Portfolio Securities. No Portfolio Manager may purchase or sell a Security if, as of the time of the proposed transaction, the Advisory Accounts and Beacon Funds under his/her direct management own more than five percent (5%) in the aggregate of the Security’s market capitalization. Exceptions to the foregoing limitation may be granted by the Chief Compliance Officer if it is determined that the trade would not create an actual or apparent conflict of interest with the Advisory Accounts or Beacon Funds.

10.       Insider Information, Market Manipulation and Other Prohibited Transactions. All Access Persons and Trustees are subject to compliance with the Statement of Policy on Material Non-Public Information adopted jointly by the Advisor and the Beacon Funds.

Regardless of whether pre-clearance is granted under Section D.2., Access Persons may not enter into any personal securities transaction, and Investment Personnel may not enter a transaction on behalf of an Advisory Account or a Beacon Fund:

a.       while in possession of material nonpublic information regarding the security or issuer of the security;

b.       intended to raise, lower or maintain the price of any security to create a false appearance of active trading; or

For Defined Terms, follow this link to: Section A. Definitions

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c.       based upon a conflict of interest rather than the best interests of Advisory Accounts or the Beacon Funds.

D.       Procedures Related to Personal Securities Transactions by Access Persons

1.       New Accounts. Prior to opening a new account in which an Access Person will have Beneficial Ownership over Securities, Beacon Funds or Affiliated Funds, the Access Person must confirm whether the financial institution provides an electronic feed to the Advisor. The List of Brokers with Electronic Feed is available on the compliance reporting system. If the financial institution is listed, then the Access Person should inform Compliance of the account number for it to be added to the electronic feed. If the financial institution is not listed, the Access Person must consult with Compliance to determine if an electronic feed can be established prior to opening the account.3 If Compliance is unable to establish an electronic feed, then the Access Person must request approval to open the account from the Chief Compliance Officer, who may grant an exemption from the electronic feed requirement.4 For any exempt accounts, Access Persons are required to attach a copy of the account statements to the quarterly reports provided under Section D.3.b. Statements are not required to be submitted for accounts that solely contain transactions in Exempt Securities (e.g., open-end funds other than the Beacon Funds and Affiliated Funds) or that had no reportable transactions during the quarter.

In addition, Associated Persons must receive approval in writing from the Affiliated Underwriter before opening any personal trading accounts. Associated Persons should follow the New Account Approval Instructions in the compliance reporting system to request pre-approval. The Advisor’s Compliance Department shall report to the Affiliated Underwriter any new accounts reported by Associated Persons on their holdings and transaction reports that were not pre-approved.

2.       Pre-clearance. An Access Person must obtain clearance prior to the purchase or sell of a Security in which he/she has, or through such transaction acquires, direct or indirect Beneficial Ownership of that Security. Requests for pre-clearance shall be made through the Advisor’s compliance reporting system. However, the Chief Compliance Officer may determine to accept requests by an alternate method when the Access Person is not able to access the system. Upon approval of a pre-clearance request, an Access Person may engage in a transaction otherwise prohibited by Section C.1.

The Access Person shall execute the transaction by the end of the business day following the date of approval, unless the Access Person has received approval to enter a transaction on a good-until-canceled basis. If the Access Person is not able to execute the transaction by the end of the next business day, he/she must submit a new request for pre-clearance.

Pre-clearance approvals should be based upon a determination by the Chief Compliance Officer (in consultation with such other persons as may be necessary) that the purchase or sale will not materially affect the liquidity of the market for the Security or its price and will not present an apparent or actual conflict with a purchase or sale of the same or a similar Security on behalf of an Advisory Account or a Beacon Fund. The

3 Please note that it may require a matter of days for Compliance to reach that determination with the financial institution.

4 Accounts that were properly reported in the Advisor’s compliance reporting system prior to January 1, 2017 and for which the financial institution is not able or willing to provide an electronic feed to the Advisor are exempt.

For Defined Terms, follow this link to: Section A. Definitions

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Advisor may automatically approve pre-clearance requests when the requested trade does not exceed a de minimis threshold or when the trade is otherwise not deemed to present potential harm to an Advisory Account or Beacon Fund.

The following list sets forth transactions that do not require pre-clearance with the applicable reporting requirements (see Section D.3. for more information on the reporting requirements):

Transaction	Pre-Clearance Required?	Transaction Reporting?	Holdings Reporting?
Purchases or sales of Securities and Beacon Funds pursuant to an Automatic Investment Plan	No	No	Yes
Involuntary corporate actions on a Security (e.g., stock split, spinoff)	No	No	Yes
Voluntary corporate actions on a Security (e.g., tender offer)	No	Yes	Yes
Grants of rights / options on any Security	No	Yes	Yes
Acquisitions of Securities through the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities if such rights were acquired from the issuer, as well as sales of such rights so acquired (does not apply to secondary market trading of rights)	No	Yes	Yes
Transactions in a Beacon Fund or Affiliated Fund, whether conducted directly with the fund, in a brokerage account or in a 401(k) plan	No	Yes[5]	Yes
Gifts of Securities (whether given or received)	No	Yes	Yes
Transactions in Exempt Securities	No	No	No
Transactions in exchange-traded funds regardless of the underlying instrument(s)[6]	No	Yes	Yes
Entering or exiting Broad-Based Index derivatives	No	Yes	Yes
Options assigned to/against the employee by the broker	No	No	Yes
Direct purchases or sales of commodities, currencies or virtual currencies	No	No	No
Entering or exiting futures contracts on commodities, currencies or virtual currencies	No	No	No
Other transactions that provide indirect exposure to currency or virtual currency (i.e., through derivatives or capital-raising ventures)	Consult the Compliance Department	Consult the Compliance Department	Consult the Compliance Department

In addition to the above-listed transactions, Access Persons may not be subject to the pre-clearance requirement in the following circumstances:

5 Transactions in a Beacon Fund or Affiliated Fund must be included in quarterly transaction reports, unless conducted through an Automatic Investment Plan, but shares acquired through an Automatic Investment Plan must be included in the annual holdings reports.

6 Please note that certain exchange-traded instruments may appear to be funds, but they are not. For example, exchange-traded notes (ETNs) are not funds and are thus required to be pre-cleared. In addition, the Grayscale Bitcoin Investment Trust (GBTC) is not an exchange-traded fund and must be pre-cleared.

For Defined Terms, follow this link to: Section A. Definitions

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a.       The Access Person (or the owner of an account deemed to be beneficially owned by the Access Person) does not directly control the timing of the transaction. To the extent the Access Person has advance knowledge of the transaction, he/she should confirm with the Advisor’s Compliance Department whether the pre-clearance and/or reporting requirements apply.

b.       The Access Person has requested and received from the Chief Compliance Officer an exemption from the pre-clearance requirement for a Discretionary Account. To qualify for the exemption, the Access Person must seek approval from the Advisor’s Compliance Department and execute an initial and thereafter, annual certification, through the Advisor’s compliance reporting system. Reporting of the account and the transactions is still required under Section D.3. Pre-clearance of transactions in a Discretionary Account is required when the Access Person directs or suggests a transaction or otherwise has knowledge of an intended transaction.

3.       Reporting by Access Persons. Every Access Person shall report in the Advisor’s compliance reporting system the information described below with respect to holdings and transactions in any Security, Beacon Fund or Affiliated Fund in which such Access Person has, or by reason of such transaction acquires, direct or indirect Beneficial Ownership in the Security, Beacon Fund or Affiliated Fund.

Exempt Securities are exempt from all three reporting requirements. See the table in Section D.2. for transactions that are exempt from the pre-clearance requirement but that require reporting.

a.       Initial Account and Holdings Report. Every report shall be made no later than ten (10) days after a person becomes an Access Person and shall contain the following information:

1.)       the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security, Beacon Fund and Affiliated Fund in which the Access Person had any direct or indirect Beneficial Ownership (which must be current as of a date no more than forty-five (45) days prior to the date the person became an Access Person);

2.)       the account number (if available), name of the broker, dealer or bank with whom the Access Person maintained an account in which any Securities, Beacon Funds or Affiliated Funds were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;7 and

3.)       the date that the report is submitted by the Access Person.

b.       Quarterly Transaction Report. Every report shall be made no later than thirty (30) days after the end of the calendar quarter and shall contain the following information:

1.) the date of the transaction, the title, the number of shares (for equity securities), the principal amount (for debt securities), and interest

For Defined Terms, follow this link to: Section A. Definitions

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rate, maturity date and ticker symbol or CUSIP (if applicable) of each Security, Beacon Fund or Affiliated Fund involved;

2.) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.) the price at which the transaction was effected;

4.)       the name of the broker, dealer or bank with or through which the transaction was effected;

5.)	the date that the report is submitted by the Access Person;

6.)       for any account opened during the quarter in which any security was held for the direct or indirect benefit of the Access Person, include the name of the broker, dealer or bank with whom the account was established and the date of establishment;7 and

7.)       for any account approved for an exemption from the electronic feed requirement, attach a copy of the account statements covering the quarter.

c.       Annual Holdings Report. Every report shall be made annually containing the following information as of December 31 and shall be submitted within forty-five (45) calendar days after December 31:

1.)       the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security, Beacon Fund and Affiliated Fund in which the Access Person had any direct or indirect Beneficial Ownership;

2.)       the name of the broker, dealer or bank with whom the Access Person maintains an account in which any security is held for the direct or indirect benefit of the Access Person;7 and

3.)       the date that the report is submitted by the Access Person.

All reports shall be made through the Advisor’s compliance reporting system. If electronic files containing the required information are transmitted to the compliance reporting system by an Access Person’s broker, the Access Person must confirm the information in the system within the deadlines set forth above.

4.       Notification of Reporting Obligation. The initial holdings and quarterly and annual reports are necessary to comply with the requirements of the Advisers Act and the Investment Company Act and the rules thereunder. All Access Persons under a duty to file initial, quarterly and annual reports with the Chief Compliance Officer shall be informed of that duty. Once informed of their duty to file quarterly and annual reports, an

7 Please note that the SEC requires that Access Persons report any brokerage or bank account in which any securities are held, whether they are Exempt Securities or not. For example, the following accounts should be reported: a bank account holding a CD, a health savings account that invests in mutual funds , and a brokerage account holding mutual funds. Although Access Persons are required to list the accounts on the report, they are not required to report the transactions or holdings in the Exempt Securities.

For Defined Terms, follow this link to: Section A. Definitions

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Access Person has a continuing obligation to file such reports in a timely manner until such time as notified otherwise. Information supplied in the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which each report is made. In addition, the reports may be inspected by the Financial Industry Regulatory Authority in connection with its oversight of the Affiliated Underwriter.

5.       Disclaimer of Beneficial Ownership. Any report pursuant to this Section D. shall not be construed as an admission by the person making the report that he/she has any direct or indirect Beneficial Ownership in the Security, Beacon Fund or Affiliated Fund to which the report relates.

E.        Procedures Related to Personal Securities Transactions by Trustees

1.       Reporting by Trustees. A Trustee must report a transaction if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during the fifteen (15) day period immediately before or after the date of the transaction by the Trustee, such Security was being purchased or sold by the Beacon Funds or such Security was under consideration for purchase or sale by the Advisor, or any of its other investment advisers, on behalf of the Beacon Funds. The Compliance Department will request these reports on a quarterly basis.

2.       Disclaimer of Beneficial Ownership. Any report pursuant to this Section E. shall not be construed as an admission by the Trustee making the report that he/she has any direct or indirect Beneficial Ownership in the Security or Beacon Fund to which the report relates.

F.       Other Potential Conflicts of Interest

1.       Gifts.

a.       Provision of Gifts. The Advisor may provide gifts to parties that do business, or propose to do business, with or on behalf of the Advisor or the Beacon Funds. Access Persons may not personally pay for gifts to such parties, unless the Chief Compliance Officer determines that a gift is in connection with a personal relationship or intended to recognize a personal event (e.g., wedding, birth of a child, etc.). Gifts approved by the appropriate supervisor and paid for by the Advisor shall not be deemed to have been provided by the Access Person arranging such gift. Some business partners may not accept gifts from the Advisor or its personnel. Access Persons should confirm any restrictions before providing any gifts.

b.       Gifts of Cash. Access Persons are prohibited from giving or receiving cash or cash equivalents to or from any party that does business, or proposes to do business, with or on behalf of the Advisor or the Beacon Funds. A cash equivalent is any instrument readily convertible to cash, including a stored balance debit/credit card. However, a gift certificate or stored balance card convertible only to purchases from a particular store or seller shall not be deemed to be a cash equivalent.

c.       Receipt of Gifts. An annual limit of $100 applies to any gifts that an Access Person receives from a party that does business, or proposes to do

For Defined Terms, follow this link to: Section A. Definitions

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business, with or on behalf of the Advisor or the Beacon Funds. The $100 limit may be met with one gift or multiple gifts that total $100 from a party in a calendar year.

Gifts in connection with a personal relationship or that are intended to recognize a personal event (e.g., wedding, birth of a child, etc.) shall not count towards the annual dollar limit. A gift of food, flowers, or other consumable item that an Access Person receives from a party that does business, or proposes to do business, with or on behalf of the Advisor or the Beacon Funds shall not count towards any Access Person’s annual dollar limit as long as the gift is shared with other employees of the Advisor. A promotional item that displays the donor firm’s logo and that the Access Person receiving such item reasonably believes to be valued at less than $100 shall not count towards the annual dollar limit. Exceptions to the $100 limit may be granted by an executive officer of the Advisor (in consultation with the Chief Compliance Officer).

Notwithstanding the annual $100 limit on gifts received by Access Persons, no Portfolio Manager may receive a gift from a broker-dealer with which the Portfolio Manager has executed transactions for an Advisory Account or Beacon Fund within the 12-month period prior to the gift, unless the Portfolio Manager receives approval from the Chief Compliance Officer.

d.       Reporting of Gifts. Upon receipt of any gift that is subject to the annual dollar limit, the Access Person receiving such gift shall provide to the Compliance Department a description of the gift and from whom it was received. The Compliance Department will maintain a log of gifts by recipient and donor.

A promotional item that displays the donor firm’s logo and that an Access Person receiving such item reasonably believes to be valued more than $100 should be reported to the Compliance Department. The Chief Compliance Officer shall consider any potential conflict of interest resulting from acceptance of such gift.

The Advisor shall maintain a log of gifts provided, including a description of the item, its cost, and the name and association of each recipient. Gifts to government officials, public pension plan employees, and persons affiliated with a union or labor organization may be restricted, and as such, the Compliance Department should be consulted when such gifts are contemplated.

e.       Refusal of Gifts. Any gift that exceeds the $100 annual limit for gifts received from a particular donor must be shared with other employees of the Advisor, returned to the donor, or the amount above $100 offset through reimbursement to the donor or through the Access Person’s contribution of such amount to a charitable organization approved by an executive officer of the Advisor.

2.       Entertainment.

a.       Provision of Entertainment. Access Persons with pre-approval from their manager may provide reasonable business entertainment (e.g., meals, attendance at cultural or sporting events, rounds of golf, etc.). Access Persons may not provide business–related entertainment at their own expense. Entertainment of government officials, public pension plan employees, and

For Defined Terms, follow this link to: Section A. Definitions

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persons affiliated with a union or labor organization may be restricted, and as such, the Compliance Department should be consulted when such entertainment is contemplated. Some business partners may not accept meals and entertainment paid for by the Advisor or its personnel. Access Persons should confirm any restrictions before providing any meals and entertainment.

Business entertainment provided by an Access Person will be considered a gift, and therefore subject to the gift policies described in section F.1. of the Code, if an Access Person is not present at the event.

b.       Receipt of Entertainment. Access Persons with pre-approval from their manager are allowed to participate in business entertainment provided by any party that does business, or proposes to do business, with or on behalf of the Advisor or the Beacon Funds. In determining whether to approve receipt of entertainment, management should evaluate whether the extravagance or frequency of the entertainment poses a potential conflict of interest for the Access Person or the Advisor.

Business entertainment received by an Access Person will be considered a gift, and therefore subject to the gift policies described in section F.1. of the Code, if the party or a representative of the party providing the entertainment is not present at the event.

Those Access Persons with authority to hire vendors for the Advisor or the Beacon Funds are not allowed to accept entertainment from current or potential vendors, unless a representative of the vendor will be in attendance at the entertainment event.

c.       Reporting of Entertainment. Access Persons are required to accurately report the provision of business entertainment in the Advisor’s expense reporting system. Any business entertainment provided for government officials, public pension plan employees, and persons affiliated with a union or labor organization must be reported to the Compliance Department.

Any entertainment received by a Portfolio Manager from a broker-dealer with which the Portfolio Manager has executed transactions for an Advisory Account or Beacon Fund within the 12-month period prior to entertainment must be reported promptly to the Compliance Department. The Compliance Department will monitor any gifts or entertainment received from such broker-dealers as compared to brokerage transactions to identify any apparent influence over broker selection.

3.	Political Contributions and Activities.

a.       Prohibitions. Access Persons are prohibited from, directly or indirectly, making political contributions with the intent of influencing a government official or political candidate who is or will be in a position to influence the Advisor’s selection as an investment adviser to government entity clients. This would include contributions to political action committees or political parties, if the Access Person is aware of the committee’s or party’s intent to distribute monies to certain officials or candidates who are or will be in a position to influence the Advisor’s selection. Coordinating or soliciting contributions from others (for

For Defined Terms, follow this link to: Section A. Definitions

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example, fund-raising activities) on behalf of a candidate who is or will be in a position to influence the Advisor’s selection is also prohibited.

Volunteering personal time to a candidate or government official would not be considered a contribution.

Access Persons in executive and client-facing roles should be particularly conscious of the potential for their political contributions and activities to be perceived as attempts to acquire or maintain government clients for the Advisor. If it is determined that a political contribution or activity by an Access Person in an executive or client-facing role was intended to influence the Advisor’s selection or retention of a government client, the Advisor may be required to forego advisory fees on the affected Advisory Account for a two-year period following the contribution or activity.

b.       Pre-clearance of Political Contributions and Activities. Every Access Person is permitted to make political contributions to a candidate totaling less than $150 per election without prior approval by the Advisor. Access Persons wishing to make a contribution(s) totaling $150 or greater or who wish to participate in any political fund-raising activity must seek pre-clearance through the Advisor’s compliance reporting system. However, the Chief Compliance Officer may determine to accept requests by an alternate method when the Access Person is not able to access the system.

Pre-clearance approvals should be based upon consideration of the following factors: the Access Person’s eligibility to vote for the candidate, the amount of the contribution or anticipated fund-raising, whether the candidate has or will have influence over the Advisor’s management of current or prospective Advisory Accounts, and the Access Person’s position with the Advisor.

c.       Reporting of Political Contributions and Activities. Every Access Person shall provide a quarterly report of his or her political contributions and fund-raising activities, including those that were pre-cleared, through the Advisor’s compliance reporting system. Each Access Person will be asked to certify that he or she did not attempt to influence any third party to make a contribution nor did he/she make a contribution with the intent of influencing the Advisor’s selection as an investment adviser to government entity clients.

In addition, certain Access Persons will be notified of their obligation to report any contributions or fund-raising activities by members of their household, based upon the Advisor’s determination that those Access Persons have a direct economic incentive to influence the Advisor’s selection as an investment adviser to government entity clients. All such reports shall be made through the Advisor’s compliance reporting system.

4.       Service as a Director. Investment Personnel are prohibited from serving on a board of directors of a publicly traded company unless prior authorization has been granted by the Chief Executive Officer of the Advisor or the President of the Beacon Funds, as applicable, based upon a determination that the board service would not be inconsistent with the interests of the Advisor or its Advisory Accounts or the Beacon Funds or their shareholders. The Chief Executive Officer’s service on any board of a publicly traded company must be approved by the Advisor’s board of directors, and the Beacon Funds’ President’s service on such a board must be approved by the Beacon

For Defined Terms, follow this link to: Section A. Definitions

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Funds’ Board of Trustees. The Beacon Funds’ Board of Trustees will be notified if any Investment Personnel are permitted to serve as directors.

G.        Violations and Sanctions

1.       Review for Violations. Periodically, the Chief Compliance Officer shall compare the reported personal securities transactions of Access Persons with completed portfolio transactions of the Advisory Accounts and the Beacon Funds to determine whether a violation of this Code may have occurred. Before making any determination that a violation has or may have been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material. If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, he/she shall submit information deemed appropriate, including any explanatory material provided by the potential violator, to an executive officer of the Advisor. The executive officer (in consultation with the Chief Compliance Officer and legal counsel if deemed necessary) shall make the determination of whether a violation has occurred. With respect to the Chief Compliance Officer’s personal trading activity, the Advisor’s General Counsel shall perform the duties of the Chief Compliance Officer, as described in the Code.

No person shall participate in a determination of whether he or she has committed a violation of the Code or the imposition of any sanction as a result of such violation.

No less than annually, the Advisor and the Affiliated Underwriter must furnish to the Beacon Funds’ Board a written report that:

a.       describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b.       certifies that the Advisor and Affiliated Underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

No less than annually, the Chief Compliance Officer shall furnish an appropriate principal of the Affiliated Underwriter with a report of any violations of the Code identified for the Affiliated Underwriter’s officers, directors, employees and registered representatives.

2.       Reporting of Violations. Any Access Person or Trustee who becomes aware of a violation of this Code is required to promptly notify the Chief Compliance Officer of the relevant details of such violation.

3.       Sanctions. Upon determining that there has been a violation of this Code, an executive officer (in consultation with the Chief Compliance Officer and legal counsel if deemed necessary) may determine such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment of the violator. If an Access Person realizes a profit from a transaction deemed to violate the Code, the Advisor may require disgorgement, which will typically be accomplished by donating the profit to a charitable organization approved by an executive officer of the Advisor.

For Defined Terms, follow this link to: Section A. Definitions

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H.       Delivery and Certification of the Code

1.       Delivery of Code to Access Persons and Trustees. The Advisor’s Compliance Department shall deliver a current copy of the Code to each Access Person and Trustee when each such person is deemed to become an Access Person or Trustee. In addition, the Compliance Department will deliver a copy of the Code to each Access Person and Trustee on an annual basis and upon amendment of the Code. Pursuant to Rule 17j-1 under the Investment Company Act, the Beacon Funds’ Board of Trustees must approve any material change to the Code no later than six months after adoption of the material change.

2.       Certification of Compliance with Code. Within ten (10) days of becoming an Access Person or Trustee, each Access Person and Trustee is required to certify that he/she i) has received, read and understood the Code and ii) agrees to abide by the policies and procedures set forth in the Code. Each Access Person and Trustee shall also certify annually that he/she has i) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code and ii) notified the Chief Compliance Officer of any violation of which the Access Person or Trustee has become aware. Subsequent to delivery of any Code amendments, Access Persons shall certify that they i) have received, read and understood the Code amendment and ii) agree to abide by the policies and procedures set forth in the Code, as amended.

For Defined Terms, follow this link to: Section A. Definitions

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